Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY (NYSE: JOE)
REPORTS LAND SALE CONTRACT TERMINATION

Jacksonville, Florida – (October 14, 2008) – The St. Joe Company (NYSE: JOE) today said that the previously announced contract for the sale of 67,365 acres of non-strategic rural conservation land in Liberty, Jefferson, Gulf and Franklin Counties has been terminated. The sale was to have closed in two transactions for a total price of $130.4 million, the first transaction in the fourth quarter of this year and the other in the second quarter of 2009.

“We are now able to return these parcels to the market,” said JOE’s president and CEO Britt Greene. “While this particular buyer had sought large contiguous conservation acreage, we are now able to offer this acreage in smaller parcels to other interested buyers. With no near-term need for the proceeds, we plan to continue our orderly disposition of these non-strategic assets.”

“We are continuing to execute our strategic plan, while keeping JOE lean and efficient to better withstand these difficult market conditions,” said Greene. “With our strong balance sheet and cash position, we are prepared to withstand this prolonged downturn and will continue to prudently manage our inventory and assets to preserve long-term shareholder value.”

About JOE

The St. Joe Company (NYSE: JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies.  We are primarily engaged in real estate development and sales, with significant interests in timber.  Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play. We’re no ordinary JOE.

More information about JOE can be found at our web site at www.joe.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007, and our Quarterly Reports on Form 10-Q.

© 2008, The St. Joe Company, “St. Joe,” “JOE,” and the “Taking Flight” design are service marks of The St. Joe Company.